
A350 AIRBUS

CIRCOR | Energy | Aerospace & Defense

Second Quarter 2015
Investor Review

Presented July 28, 2015

Safe Harbor

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this presentation that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR's future performance, the realization of cost reduction due to restructuring activity and achievement of management's guidance. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Within this presentation the Company uses non-GAAP financial measures, including EBITDA, or earnings before interest, taxes, depreciation and amortization, adjusted net income, adjusted earnings per diluted share, adjusted operating income, adjusted operating margin, net debt, free cash flow and organic growth. Further, certain 2014 measures have been restated to exclude the impact of businesses divested in 2015. These measures are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States. CIRCOR believes that such information provides an additional measurement and consistent historical comparison of the Company's performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's second-quarter 2015 news release available on its website at www.CIRCOR.com.

Q2 2015 Financial Highlights

- Orders of $141.7 million
  - Down 25% vs. 2014 Pro Forma[(1)]
  - Down 20% Organically[(2)]
- Revenues of $167 million
  - Down 14% vs. 2014 Pro Forma[(1)]
  - Down 10% Organically[(2)]
- Adjusted Operating Margin[(3)] of 9.0%
  - Contraction of 200 bps
- Adjusted EPS[(3)] of $0.55
  - Down $0.33 from Q2 2014 Pro Forma[(1)]

Notes:

1) *2014 Pro Forma excludes the results of divested businesses.*
2) *Organic change excludes the impact of current period acquisitions, changes in foreign exchange rates and divested businesses.*
3) *Adjusted operating margin and adjusted EPS exclude certain charges and recoveries. A description of these charges / (recoveries) and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's second-quarter news release available on its website at www.CIRCOR.com.*

Energy Segment Highlights

($ millions)

	Q2 2015	Q2 2014 PF	YOY Change
Revenues	127.2	150.5	(15%)
Adjusted operating margin	13.4%	15.3%	-190 bps

- **Revenues decreased 15% (down 12% organically)**
  - Lower short-cycle distributed valve sales
  - Higher large international project revenue
  - Control valves up
  - Negative FX impact of ~$10 million (6.6 points)
- **Adjusted operating margin decreased 190 bps**
  - Lower volume, primarily distributed valves
  - Higher productivity and restructuring savings

Note: Q2 2014 PF excludes divested businesses. Adjusted operating margin excludes certain charges and recoveries. A description of these charges / (recoveries) and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's second-quarter news release available on its website at www.CIRCOR.com. Organic change excludes the impact of current year acquisitions, changes in foreign exchange rates and divested businesses.

Aerospace & Defense Segment Highlights

($ millions)

	Q2 2015	Q2 2014 PF	YOY Change
Revenues	39.7	43.8	(9%)
Adjusted operating margin	8.8%	6.6%	220 bps

- **Revenues decreased 9% (down 3% organically)**
  - Lower structural landing gear product line sales
  - Negative FX impact of ~$3 million (6.4 points)
- **Adjusted operating margin increased 220 bps**
  - Higher productivity and restructuring savings
  - Structural landing gear product line exit

Note: Q2 2014 PF excludes divested businesses. Adjusted operating margin excludes certain charges and recoveries. A description of these charges / (recoveries) and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's second-quarter news release available on its website at www.CIRCOR.com. Organic change excludes the impact of current year acquisitions, changes in foreign exchange rates and divested businesses.

Q2 P&L Highlights

($ millions, except per share data)

	Q2 2015	Q2 2014
Segments' **adjusted operating income**[1]	20.5	26.8
Special charges, net [1]	5.4	1.3
Restructuring-related inventory charges, net	2.0	5.1
Corporate expenses[1]	5.5	4.6
Operating Income	**7.6**	**15.8**
Net interest (expense)	(0.8)	(0.9)
Other income	0.1	0.4
Provision for income taxes	(2.5)	(3.4)
Net Income	**4.4**	**11.9**
US GAAP Tax Rate	36.5%	22.2%
Average diluted shares ('000)	16,900	17,767
US GAAP EPS	0.26	0.67
Adjusted EPS[1]	0.55	0.91
Less Divestitures:	–	(0.03)
Adjusted EPS (excluding divestitures)	**0.55**	**0.88**

Notes:

1) *Adjusted operating income and adjusted EPS exclude certain charges and recoveries. A description of these charges / (recoveries) and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's second-quarter news release available on its website at www.CIRCOR.com.*

Cash Flow and Debt Highlights

($ millions)

	Q2 2015	Q2 2014
Cash Flow from Operations	8.1	10.3
Capital Expenditures	(3.6)	(2.9)
Free Cash Flow	4.5	7.4

	Jul. 5, 2015	Jun. 29, 2014
Total Debt	114.1	43.4
Cash and Cash Equivalents	55.0	116.4
Net Debt (Cash)	59.1	(73.0)
Total Debt to Equity	27%	9%

Repurchased 953,000 shares at a value of $53 million in Q2

Note: Net Debt is defined as Total Debt less cash and cash equivalents.

Q3 2015 Guidance as of July 28, 2015

($ millions except per share data)

	Q3 2015 Low	Q3 2015 High
Revenue	**$155**	**$165**
Expected Adjusted Earnings Per Common Share (Diluted)	**0.55**	**0.65**
Less:		
Restructuring related charges, net of tax Special charges, net of tax	0.13	0.12
Expected Earnings Per Common Share (Diluted)	**0.42**	**0.53**

Q3 Guidance Notes:

- Key Exchange Rates: Euro = $1.10, GBP = $1.56
  - Foreign exchange headwind vs. Q3 2014 Pro Forma is approximately $11M of revenue and $0.07 adjusted EPS
- 28% tax rate
- Q3 2014 divested businesses contributed $14M of revenue and $0.06 adjusted EPS

Restructuring Actions Summary

($ millions)

	2015 Savings	Annualized Savings	Status
Actions Announced in 2013	2.0	9.0	Complete
Actions Announced in 2014	-	7.0	Complete
Actions Announced in H1 2015	10.0	15.0	Complete
Actions Announced in Q3 2015	-	3.0	Ongoing
Total	12.0	34.0	
Reinvestment for Growth	-	(7.0)	
Net Savings	12.0	27.0	

Note: $7 million in savings from actions in 2014 were reinvested in growth initiatives. Restructuring actions include both structural and volume-related reductions in force.